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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

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                             SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    (AMENDMENT NO. _______________)

                Excelsior-Henderson Motorcycle Manufacturing Company
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                                  (Name of Issuer)


                                    Common Stock
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                           (Title of Class of Securities)


                                    300906 10 4
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                                   (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1 of 5
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------------------------                             ---------------------------
 CUSIP NO.  300906 10 4               13G             PAGE   2   OF   5   PAGES
                                                           -----    -----
------------------------                             ---------------------------

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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Daniel L. Hanlon

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) / /
      Not Applicable
                                                                         (b) / /

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  3   SEC USE ONLY


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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

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                        5   SOLE VOTING POWER

                            1,748,000
      NUMBER OF     ------------------------------------------------------------
        SHARES          6   SHARED VOTING POWER

     BENEFICIALLY           43,998
       OWNED BY     ------------------------------------------------------------
         EACH           7   SOLE DISPOSITIVE POWER

      REPORTING             1,748,000
        PERSON      ------------------------------------------------------------
         WITH           8   SHARED DISPOSITIVE POWER

                            43,998

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,791,998
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  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

      Not Applicable
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.8%
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  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
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                                     Page 2 of 5
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Item 1.

     (a)  Name of Issuer

          Excelsior-Henderson Motorcycle Manufacturing Company

     (b)  Address of Issuer's Principal Executive Offices

          805 Hanlon Drive
          Belle Plaine, Minnesota 56011

Item 2.

     (a)  Name of Person Filing

          Daniel L. Hanlon

     (b)  Address of Principal Business Office or, if None, Residence

          805 Hanlon Drive
          Belle Plaine, Minnesota 56011

     (c)  Citizenship

          United States

     (d)  Title of Class of Securities

          Common Stock, $.01 par value

     (e)  CUSIP Number

          300906 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker or Dealer registered under section 15 of the Act

     (b)  / /  Bank as defined in section 3(a)(6) of the Act

     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act

     (d) / / Investment Company registered under section 8 of the Investment Company Act

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  / /  Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G) (Note:  See Item 7)

     (h)  / /  Group, in accordance with Section  240.13d-1(b)(1)(ii)(H)

          Not Applicable

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Item 4.   Ownership

     (a)  Amount Beneficially Owned

          1,791,998

     (b)  Percent of Class

          13.8%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote

                1,748,000

          (ii)  shared power to vote or to direct the vote

                43,998

          (iii) sole power to dispose or to direct the disposition of

                1,748,000

          (iv)  shared power to dispose or to direct the disposition of

                43,998

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          Not Applicable

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                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   January 30, 1998
                                          --------------------------------------
                                                        Date

                                                  /s/ Daniel L. Hanlon
                                          --------------------------------------
                                                      Signature

                                                  Daniel L. Hanlon
                                          --------------------------------------
                                                        Name